CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐2 of our report dated May 30, 2024, relating to the financial statements and financial highlights of USQ Core Real Estate Fund, for the year ended March 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Counsel, Independent Registered Public Accounting Firm and Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Cleveland, Ohio July 25, 2024

C O H E N & C O M P A N Y , L T D . 800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board